Exhibit 4.10

NanoVibronix, Inc.

525 Executive Boulevard

Elmsford, New York 10523

January 29, 2019

Investors listed on signature page hereto

Re: Amendment to Warrant

Ladies and Gentlemen:

Reference is made to (i) those certain Series A Warrants (the “Series A Warrants”) of NanoVibronix, Inc. (the “Company”) and (ii) those certain Series B Warrants of the Company (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”).

The Company and the holders of the Warrants desire to (i) extend the expiration date of the Warrants and (ii) amend the exercise price with respect to Series A Warrants from $3.00 per share to $3.35 per share. Amendments may be made to the Warrants with the consent of the Company and each holder of the Warrants. By signature and countersignature below, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each holder of the Warrants agree to the following:

1)	The year in the expiration date, “2019,” in the preamble of the Warrants is hereby amended by deleting the said year and substituting in lieu thereof “2021.”

2)	The exercise price, “$3.00,” in Section 1(b) of the Series A Warrants is hereby amended by deleting “$3.00” and substituting in lieu thereof “$3.35.”

Except as modified pursuant hereto, no other changes or modifications to the Warrants are intended or implied and in all other respects the Warrants are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of a conflict between the terms of this Letter Agreement and the Warrants, the terms of this Letter Agreement shall control. The Warrants and this Letter Agreement shall be read and construed as one agreement.

Please return an executed, counter-signed copy of this Letter Agreement to NanoVibronix, Inc., by e-mail to Stephen Brown at stevebrowncpa@gmail.com, by 11:59 p.m. New York time, on February 3, 2019.

[Signature Page Follows]

[Signature Page to Letter Agreement]

Very truly yours,

NanoVibronix, Inc.

By:
Name:	Stephen Brown
Title:	Chief Financial Officer

Acknowledged and Agreed:

Name of Investor:	Names of Investors (if held jointly, as tenants in common, or as community property):

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title: